                           SCHEDULE 14A INFORMATION

                                (Rule 14-A-101)

        Information Required in Proxy Statement Schedule 14A Information

                  Proxy Statement Pursuant to Section 14(a)

                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant under 14a-12

                         SPEEDCOM WIRELESS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules o-11(c)(1), 14a-6(i)(2) or item 22(a)(2) of
     Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                         SPEEDCOM WIRELESS CORPORATION

                                _______________

                          NOTICE AND PROXY STATEMENT

                                _______________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
            TO BE HELD _____________, 2001 AT _____________ E.S.T.

To the Stockholders of SPEEDCOM Wireless Corporation:

     Notice is hereby given that a special meeting of the stockholders of SPEEDCOM Wireless Corporation will be held on __________________, 2001, at _______________ local time at _________________________________. The meeting is called for the following purposes:

     1. To approve SPEEDCOM's issuance of common stock upon the conversion of Series B convertible preferred stock and the exercise of related warrants sold to selected institutional and accredited investors in a private offering; and

     2. To approve an increase in the number of authorized shares of our common stock from 30 million to 60 million shares, in order, among other things, to provide sufficient authorized shares to cover the conversion of the Series B convertible preferred stock and the exercise of the related warrants.

     After careful consideration, SPEEDCOM's board of directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

     Only stockholders of record of SPEEDCOM Wireless Corporation at the close of business on October 18, 2001 are entitled to receive notice of and to vote at the special meeting, or any postponement or adjournment.

     All stockholders are cordially invited to attend the meeting. IF YOU ARE NOT ABLE TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. You may revoke a proxy at any time if it has not yet been exercised by delivering a later dated proxy or a written revocation to the Corporate Secretary of SPEEDCOM. If you attend the special meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the special meeting will be counted. The prompt return of your proxy card will assist us in preparing for the special meeting.

                                 By Order of the Board of Directors


                                 Sara Byrne
                                 Secretary

Dated: ________________, 2001

                                Preliminary Copy


                         SPEEDCOM WIRELESS CORPORATION

                         7020 Professional Parkway East

                            Sarasota, Florida 34240

                        _______________________________

                                PROXY STATEMENT
                        _______________________________



          This proxy statement is furnished to you in connection with the special meeting of stockholders to be held on ___________, 2001 at ______________________, including any adjournment of the special meeting. The special meeting is being held for the purposes set forth in the accompanying notice of special meeting of stockholders. This proxy statement and the notice of special meeting are being provided to stockholders on or about _______________, 2001.

                            SOLICITATION OF PROXIES

          SPEEDCOM's board of directors is soliciting proxies. The cost of distributing this proxy statement and special meeting notice will be borne by SPEEDCOM. Brokerage houses and nominees will be requested to supply lists of or forward the proxy material to the beneficial owners. SPEEDCOM, upon request, will reimburse brokerage houses and nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners. Proxies will be voted as indicated and if no designation is made will be voted "FOR" each proposal.

                               VOTING SECURITIES

          On October 18, 2001, SPEEDCOM had outstanding and entitled to vote 10,122,113 shares of common stock. Each share of common stock is entitled to one vote. The common stock is the only class of outstanding stock entitled to vote.

          Michael W. McKinney, our Chairman and Chief Executive Officer, and Barbara L. McKinney, who directly or as custodians for their children beneficially own approximately 55.2% of our outstanding common stock, have agreed to vote their shares in favor of both proposals, thereby assuring adoption of the proposals by stockholders. The affirmative vote of more than 50% of the shares voting is required to approve proposal 1, and the affirmative vote of more than 50% of our shares outstanding is required to approve proposal 2.

              PROPOSAL 1: ISSUANCE OF COMMON STOCK IN CONNECTION

                  WITH SERIES B PREFERRED STOCK AND WARRANTS

          We are requesting the holders of a majority of SPEEDCOM's outstanding common stock voting at the special meeting to approve the issuance of 16,258,929 shares of common stock issuable upon the conversion of Series B convertible preferred stock and the exercise of related Series A and Series B warrants, in order to comply with the listing requirements of the Nasdaq SmallCap Market. Nasdaq requires stockholder approval of the issuance of the common stock issuable upon conversion of the Series B preferred stock and exercise of the warrants which exceeds 20% of our common shares outstanding.

Background

          We issued the Series B preferred stock and warrants in order to (1) reduce our debt service by eliminating over $3.4 million in outstanding debt accruing interest at a blended rate of 10% per annum, and (2) raise cash for working capital. We issued 1,209,959 Series B preferred shares, together with 967,967 Series A warrants and 1,438,641 Series B warrants, for new cash investments of $2.7 million. The remainder of the Series B preferred shares and warrants were issued in exchange for (1) existing debt, (2) Series A preferred shares and (3) Series A and B warrants issued in June 2001.

Summary of the Issuance of the Series B Preferred Stock and Warrants

          On August 23, 2001, we issued the following securities in a private placement:

     .    3,835,554 shares of Series B convertible preferred stock,

     . Series A warrants for the purchase of 3,068,448 shares of common stock, and

     . Series B warrants for the purchase of up to 4,560,481 shares of common stock.

          The aggregate purchase price of $8.6 million was paid $2,722,400 in cash, which is being used for general working capital, and the balance was paid by the retirement of:

     .    955,146 shares of Series A convertible preferred stock issued in June
          2001,

     . 916,361 Series A warrants for the purchase of common stock issued in June 2001,

     . 955,146 Series B warrants for the purchase of common stock issued in June 2001,

     . subordinated promissory notes in the aggregate principal amount of $2,000,000 issued in April 2001,

     . promissory notes in the aggregate principal amount of $950,000 issued in June 2001,

     . other promissory notes in the aggregate principal amount of $512,800 issued during 2000, and

     .    approximately $89,000 of accrued interest at a blended rate of 10.0%.

          As part of the selling compensation paid to the firm of H.C. Wainwright & Co., Inc., which organized the private offering, we issued to the firm and officers of the firm a total of 350,000 shares of our common stock.

          As part of the transaction, all of our 955,146 Series A preferred shares outstanding were exchanged for 955,146 Series B preferred shares, which are convertible into twice as many shares of common stock as the Series A preferred shares. We exchanged the Series A preferred stock in this transaction because, at the time the Series A preferred stock was issued, we agreed that for two years after such issuance the holders of the Series A preferred stock would have the right to exchange their shares if we issued equity securities on terms more favorable than the terms governing the Series A preferred stock. The effect of the exchange is to double the number of shares of common stock issuable upon conversion of the previously outstanding preferred stock.

Reason for Obtaining Stockholder Approval

          The transaction with investors was approved by our board of directors on August 20, 2001. Stockholder approval of the issuance of common stock upon conversion of the Series B preferred stock and exercise of the related warrants is required in order to comply with the listing requirements of the Nasdaq SmallCap Stock Market where our shares are listed. Specifically, Nasdaq Rule 4350(i)(1)(D) requires us to obtain stockholder approval in order to issue shares of common stock in excess of 20% of the number of shares of common stock outstanding before the transaction, at a price less than the market value of the common stock at the time of issuance. The common stock issuable upon conversion of the Series B preferred stock and exercise of the warrants will exceed 20% of our common shares outstanding. If stockholders do not approve this issuance, the number of shares of common stock issuable upon conversion of the Series B preferred stock and exercise of the warrants will be limited to the 20% threshold.

          Based on 10,122,113 shares of common stock outstanding on October 31, 2001 and assuming (1) conversion of the Series B preferred stock into the maximum possible number of shares of common stock into which it could be converted and (2) full exercise of all related warrants for the maximum possible number of shares that could be issued on such exercise, the investors would hold approximately 16,258,929 shares, or 61.6% of SPEEDCOM's outstanding common stock. Based on 10,122,113 shares of common stock outstanding on October 31, 2001 and assuming (1) conversion of the Series B preferred stock for the smallest possible number of shares issuable upon conversion and (2) the exercise of Series A warrants only, the investors would hold 10,739,556 shares, or 51.5% of SPEEDCOM's outstanding common stock. Accordingly, under either alternative, conversion and exercise would result in a change of control of SPEEDCOM, since Michael and Barbara McKinney will no longer be our majority shareholders.

          Giving effect to the issuance of (1) a total of 4,455,519 shares reserved for issuance upon the exercise of other warrants and (2) a total of 5,200,000 shares reserved for issuance upon the exercise of options held by officers, directors and employees, the investors would hold approximately 45.1% of our outstanding common stock after conversion or exercise of the Series B preferred stock and warrants for the maximum number of shares, or 35.2% after conversion or exercise for the minimum number of shares.

          In any event, the conversion or exercise of the Series B preferred stock and warrants would dilute the interests of existing stockholders.

Interests of Certain Persons in Transaction

          Investors in the Series B convertible preferred stock include our director and former president, Bruce L. Sanguinetti, who exchanged:

     . 111,667 shares of Series A preferred stock for 222,778 shares of Series B preferred stock,

     . 83,751 Series A warrants issued June 2001 for 178,223 Series A warrants issued August 2001, and

     . 111,667 Series B warrants issued June 2001 for 264,884 Series B warrants issued August 2001.

Mr. Sanguinetti participated in this transaction on the same terms as our other investors. In connection with a restructuring of our management team to reduce costs and improve profitability, Mr. Sanguinetti agreed to step down as our president in September 2001.

Terms of the Series B Preferred Stock

          The Series B preferred stock may be converted, at the election of the holder, at any time. Each share of Series B preferred stock:

     . is convertible into 2 shares of our common stock, subject to anti-dilution provisions;

     .    has a liquidation preference of $2.25; and

     . will accrue dividends, beginning August 23, 2003, to be paid upon conversion at the rate of 14% of the liquidation preference.

          However, if SPEEDCOM has not signed a definitive agreement for a bona fide change in control transaction before December 28, 2001, which is publicly announced before February 23, 2002 and which closes before March 31, 2002, the conversion price will be adjusted so that each share of Series B preferred stock will be convertible into 2.25 shares of SPEEDCOM common stock. The liquidation preference will increase to $3.38 ($4.50 if paid in stock) if a change of control agreement is not announced by February 23, 2002 and closed by April 23, 2002. The liquidation preference will increase to $3.04 ($3.83 if paid in stock) if a change of control agreement is announced by February 23, 2002 and closed by April 23, 2002.

          In addition, the terms of the Series B preferred stock provide for mandatory conversion, automatically, without any action on the part of the holder, if:

     . at least 12 months after the date of issuance of the Series B preferred stock, the closing bid price of the common stock exceeds $2.25 for a period of twenty consecutive trading days, and

     . the underlying common stock is registered under the Securities Act of 1933.

          Until August 23, 2002, holders of Series B preferred stock are entitled to rights of first refusal if we effect any future private financings. Until August 23,

2003, holders of Series B preferred stock are entitled to exchange their Series B preferred stock for securities issued in a new financing if we effect any private equity or equity-linked financings on terms more favorable to investors than the Series B preferred stock.

          The Series B preferred stock is not entitled to voting rights except for class voting on matters affecting the Series B preferred stock, including the issuance of any stock ranking senior to or on a parity with the Series B preferred stock, for which approval of the holders of three-quarters of the outstanding shares of Series B preferred stock is required.

Terms of the Series A Warrants

          The Series A warrants, which expire August 23, 2006, have an exercise price of $2.50 per share and may be exercised, in whole or in part, at any time during their term. Beginning one year after issuance of the Series B preferred stock, we may redeem the Series A warrants for $0.10 per share if our common stock closes at $5.00 or more for 15 consecutive trading days at any time, provided that the underlying shares are registered under the Securities Act of 1933.

Terms of the Series B Warrants

          The Series B warrants may be exercised, in whole or in part, at an exercise price of $0.01 per share, only as follows:

     . if SPEEDCOM, as reported in its audited financial statements included in our Form 10-KSB for fiscal year 2001, fails to achieve EBITDA of at least $00.00 during the fourth quarter of fiscal year 2001, then all of the Series B warrants will become immediately exercisable as to the full number of shares of common stock represented by the warrants;

     . if SPEEDCOM has an EBITDA gain of up to $100,000 during the fourth quarter of fiscal year 2001, then the Series B warrants will become immediately exercisable as follows: number of shares of common stock not previously issuable upon exercise of the Series B warrants multiplied by {1-(the EBITDA gain divided by $100,000)}; and

     . if SPEEDCOM fails to achieve a minimum of $4,500,000 in revenue (as defined by generally accepted accounting principles ("GAAP")) for the fourth quarter of fiscal year 2001, then the Series B warrants will become immediately exercisable as to all shares of common stock not previously issuable upon exercise.

          For this purpose, "EBITDA" means operating profit (as defined by GAAP and reported on SPEEDCOM's statement of income) plus depreciation and amortization as reported by SPEEDCOM on its statement of cash flows.

          The Series B warrants will expire on the earlier of April 15, 2002 and the date that results in the holder receiving at least $1.52 per share in cash or $1.91 per share in shares of registered common stock of the surviving company in exchange for their Series B preferred stock.

Recommendation of Our Board

          Our board of directors recommends that stockholders vote in favor of proposal 1 to authorize the issuance of shares of common stock upon conversion of the Series B convertible preferred stock and exercise of Series A and B warrants in excess of 20% of the number of shares of common stock outstanding immediately before the issuance of the preferred stock and warrants. Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise.

          The affirmative vote of more than 50% of the shares of common stock voting on proposal 1 is required for approval of the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

                PROPOSAL 2: INCREASE IN AUTHORIZED COMMON STOCK

          We are requesting the holders of a majority of SPEEDCOM's outstanding common stock to approve amending our Certificate of Incorporation to increase the number of authorized shares of common stock from 30 million to 60 million shares, in order, among other things, to provide sufficient authorized shares to cover the conversion of the Series B preferred stock and the exercise of the related warrants. As of October 31, 2001, we had outstanding 10,122,113 shares of common stock and, in addition, had reserved for issuance an additional 27,237,781 shares upon the conversion of Series B convertible preferred stock, the exercise of warrants (including the warrants issued in the private placement described above), and the exercise of outstanding options under our incentive plan for officers, directors and key employees. Our shares reserved for these issuances exceed our authorized, unissued shares by 7,359,894 shares. We agreed in the stock purchase agreement for the private placement described above to take steps to amend our charter to increase the number of authorized shares of common stock to provide 150% coverage for the conversion of the Series B preferred stock and the exercise of the Series A and B warrants.

          If proposal 2 is approved, based on our shares outstanding at October 31, 2001, we will have 10,122,113 shares outstanding, 27,237,781 shares reserved for issuance pursuant to the Series B preferred stock, the warrants, and employee stock options, and 22,640,106 shares which are authorized but unreserved.

          Our board of directors believes that it is in SPEEDCOM's best interest to have sufficient authorized but unissued common stock to enable us to respond quickly to opportunities to raise capital in public or private offerings and issue shares in business combinations as well as to comply with the provisions of the stock purchase agreement.

          The additional authorized shares may be used for any proper corporate purpose approved by our board of directors, subject only to such stockholder approval requirements as may be imposed by the Nasdaq SmallCap Stock Market.
The availability of additional authorized shares will enable the board of directors to act with flexibility and dispatch when favorable opportunities arise to enhance SPEEDCOM's capital structure. Additional shares may be issued in connection with public or private offerings for cash, acquisitions of other businesses, employee benefit plans and stock dividends as well as the conversion or exercise of the Series B preferred stock and related warrants described in proposal 1.

          While not intended as an anti-takeover provision, the issuance of the additional shares could be used as an anti-takeover measure. For example, the additional shares could:

     . enable our directors and officers to increase their beneficial ownership of our stock in response to a takeover attempt by another person and/or

     . dilute the beneficial ownership of the person making the takeover attempt by issuing shares to another person who might assist the board of directors in opposing the takeover if the board of directors determines that the takeover is not in the best interests of SPEEDCOM and its shareholders.

          We have no present plans, agreements, commitments, undertakings or proposals for the issuance and sale of additional authorized shares of common stock except with respect to the shares reserved for future issuance as described above. Stockholders do not have preemptive rights to purchase any additional shares issued except for the right of first refusal of the investors described above. See "Issuance of Common Stock in connection with Series B Preferred Stock and Warrants - Terms of the Series B Preferred Stock."

          The issuance of additional shares of common stock could dilute the interests of existing stockholders.

          Our board of directors recommends that stockholders vote in favor of proposal 2 to increase the number of authorized shares of our common stock to 60 million. Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise.

          The affirmative vote of holders of more than 50% of our outstanding common stock is required for approval of proposal 2. Abstentions and broker non-votes will have the same effect as a "no" vote.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows certain information relating to the beneficial ownership as of October 1, 2001 of (i) each person known to us to be the beneficial owner of more than 5% of our voting stock, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group.

              Amount and Nature of Shares Beneficially Owned/(1)/

                                                                                                                      Percent of
                                                                                                                      ----------
                                                    Number of Shares        Percent of                                   Class
                                                    ----------------        ----------                                   -----
   Name of Beneficial Owner/(1)/                       Owned/(2)/             Class        Right to Acquire/(3)/     (Diluted)/(4)/
  ------------------------------                       ----------             -----        ---------------------     --------------
S.A.C. Capital Associates, LLC/ (5)/                                                             5,051,459               22.1%
  c/o S.A.C. Capital Advisors, LLC
  777 Long Ridge Road
  Stamford, CT  06902
Michael W. McKinney                                  2,795,055/(6)/            27.6%               248,542/(7)/          16.9%
Barbara L. McKinney                                  2,791,555/(8)/            27.6%                13,752/(9)/          15.8%
  4382 Long Champ Drive
  Sarasota, FL  34235
SDS Merchant Fund, L.P. /(10)/                                                                   2,498,393               12.3%
  One Sound Shore Drive
  Greenwich, CT  06830
Oscar Private Equity Investments,                                                                1,788,779/(11)/          9.1%
 L.P.
  11611 San Vicente Blvd., Suite
   810
  Los Angeles, CA  90049
Irvin Kessler                                                                                      995,558/(12)/          5.3%
  130 Sheshire Lane, Suite 102
  Minnetonka, MN  55305
Bruce Sanguinetti/(13)/                                  9,162                 0.1%              1,261,562                6.7%
Mark Boyce/(14)/                                        50,424                 0.5%                 71,256                0.7%
R. Craig Roos/(15)/                                     24,151                 0.2%                 69,278                0.4%
John T. von Harz/(16)/                                                                              30,000                0.2%
All executive officers and
 directors as a group (5 persons)                    2,878,792                28.4%              1,680,638               20.4%

     ________________________

     * Less than 0.1%.

    /(1)/ Unless otherwise indicted, the address of each other person shown is c/o Speedcom Wireless Corporation, 7020 Professional Parkway East, Sarasota, FL 34240.

    /(2)/ Excludes shares which may be acquired upon:

          .  stock option exercises,

          .  conversion of Series B convertible preferred stock, or

          .  warrant exercises

    /(3)/ Amounts shown are as of October 1, 2001 and include options or warrants exercisable on that date or within 60 days thereafter (referred to as "presently exercisable") and shares issuable upon conversion of outstanding Series B convertible preferred stock. Beneficial ownership has been computed in accordance with SEC Rule 13d-3.

     /(4)/ Assumes conversion of each outstanding share of Series B convertible preferred stock into two shares of common stock and exercise of presently exercisable options and warrants held by the named securityholder. No Series B warrants are shown in the table as they are not presently exercisable.

     /(5)/ Represents 3,217,708 shares issuable to S.A.C. Capital Associates, LLC upon conversion of presently outstanding Series B convertible preferred stock, 1,287,084 shares issuable upon exercise of Series A warrants issued August 23, 2001 and 546,667 shares issuable upon exercise of warrants issued in June 2001. Voting and investment control of these securities is held by its investment manager, S.A.C. Capital Advisors, LLC. Mr. Steven A. Cohen is the managing member and controls S.A.C. Capital Advisors, LLC.

     /(6)/ Represents 2,795,055 shares presently outstanding, including 568,560 shares Mr. McKinney holds as custodian for his children.

     /(7)/ Shares Mr. McKinney has a right to acquire consist of presently exercisable options for 248,542 shares.

     /(8)/ Represents 2,791,555 shares presently outstanding, including 568,560 shares Mrs. McKinney holds as custodian for her children

     /(9)/ Shares Mrs. McKinney has a right to acquire consist of presently exercisable options for 13,752 shares.

     /(10)/ Represents 1,589,328 shares issuable to SDS Merchant Fund, L.P. upon conversion of presently outstanding Series B convertible preferred stock, 635,732 shares issuable upon exercise of Series A warrants issued August 23, 2001 and 273,333 shares issuable upon exercise of warrants issued in June 2001. Voting and investment control of these securities is held by Mr. Steve Derby.

     /(11)/ Represents 1,120,556 shares issuable to Oscar Private Equity Investments, L.P. upon conversion of presently outstanding Series B convertible preferred stock and 448,223 shares issuable upon exercise of Series A warrants issued August 23, 2001 and 220,000 shares issuable upon exercise of warrants issued in June 2001. Oscar Private Equity, LLC is the general partner of Oscar Private Equity Investments, L.P. Voting and investment control of these securities is held by Messrs. Brett Messing and Tim Sylvester, managing members of Oscar Private Equity, LLC.

     /(12)/ Represents 533,334 shares issuable to Mr. Kessler upon conversion of presently outstanding Series B convertible preferred stock and 213,334 shares issuable upon exercise of Series A warrants issued to Mr. Kessler on August 23, 2001. Also includes 177,778 shares issuable to the Kessler Family Limited Partnership and 71,112 shares issuable upon exercise of Series A warrants issued to the Kessler Family Limited Partnership on August 23, 2001. Mr. Kessler is the general partner of Kessler Family Limited Partnership and, as such, holds voting and investment power for securities owned by the partnership.

     /(13)/ Represents 445,556 shares issuable to Mr. Sanguinetti upon conversion of presently outstanding Series B convertible preferred stock, 178,223 shares issuable upon exercise of Series A warrants issued August 23, 2001, 25,000 shares issuable upon exercise of warrants issued December 6, 2000, 11,500 shares issuable upon exercise of warrants issued January 22, 2001, 73,333 shares issuable upon exercise of warrants issued in June 2001 and options to acquire 168,080 shares issuable upon exercise of presently exercisable options.

     /(14)/ The amount shown for Mr. Boyce includes options to acquire 71,256 shares.

     /(15)/ The amount shown for Mr. Roos includes warrants to acquire 28,650 shares and options to acquire 40,628 shares.

     /(16)/ The amount shown for Mr. von Harz includes options to acquire 30,000 shares.

                   2002 ANNUAL MEETING STOCKHOLDER PROPOSALS

     Proposals intended to be presented at SPEEDCOM's next annual meeting of stockholders must be received at SPEEDCOM's executive offices no later than December 13, 2001 for inclusion in SPEEDCOM's proxy material related to that meeting. Notice to SPEEDCOM of a stockholder proposal submitted otherwise than for inclusion in SPEEDCOM's proxy materials pursuant to Rule 14a-8 will be considered untimely if submitted to SPEEDCOM after that date, and the persons named in proxies solicited by SPEEDCOM's board of directors for the 2002 annual meeting of stockholders may exercise discretionary voting power with respect to any proposal not submitted by that deadline.


November ____, 2001

                         SPEEDCOM WIRELESS CORPORATION
                        Special Meeting of Stockholders
                         To Be Held ____________, 2001

              Proxy Solicited On Behalf Of The Board Of Directors

     The undersigned shareholder of SPEEDCOM Wireless Corporation (the "Company"), have received the notice of special meeting and the proxy statement, hereby appoints ______________ and ___________, or either of them with full power of substitution, attorneys and proxies of the undersigned to vote at the special meeting of stockholders of the Company to be held on ___________, ____________, 2001 at _________ __.m., local time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company which the undersigned is entitled to vote, in accordance with the following instructions. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted "FOR" each of the proposals and will be voted in the discretion of the proxies upon such other matters as may properly come before the special meeting.

               (Continued And To Be Signed On The Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Special Meeting of Stockholders
                         SPEEDCOM WIRELESS CORPORATION

                                _________, 2001

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

                              ------------------

[X] Please mark your
    votes as in this
    example.

                                               FOR       AGAINST      ABSTAIN

1.  To approve SPEEDCOM's issuance             [_]         [_]          [_]
    of common stock upon the conversion
    of Series B convertible preferred stock
    and the exercise of related warrants
    sold in a private offering.

2.  To approve an increase in the              [_]         [_]          [_]
    number of authorized shares of our
    common stock from 30 million to
    60 million shares.

OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting as management may recommend.

     The undersigned hereby revokes any and all other proxies heretofore given by the undersigned and hereby ratifies all that the above-named proxies may do at such meeting, or at any adjournments thereof, by virtue hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE.

____________________________     Dated: _____________, 2001
         SIGNATURE

____________________________     Dated: _____________, 2001

SIGNATURE, IF HELD JOINTLY

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such and also state the name of the shareholder of record for whom you act. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.